Exhibit 24.1
POWER OF ATTORNEY
     The undersigned, a director and/or officer of Quicksilver Gas Services GP LLC, a Delaware limited liability company (the “Company”), hereby constitutes and appoints each of Thomas F. Darden, Philip Cook and Chris Cirone my true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, to do any and all acts and things in my name and behalf in my capacities as director and/or officer of the Company and to execute any and all instruments for me advisable to enable the Company to comply with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any rules, regulations, and requirements of the Securities and Exchange Commission (the “Commission”), in connection with an Annual Report on Form 10-K for the year ended December 31, 2008 to be filed by the Company pursuant to Section 13 of the Exchange Act, including without limitation, power and authority to sign for me, in my name in the capacity or capacities referred to above, such Annual Report, and to file the same, with all exhibits thereto, and other documents, including amendments, in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, or any one of them, shall do or cause to be done by virtue hereof.
Dated: March 2, 2009

/s/ Alvin Bledsoe	/s/ Jeff Cook	/s/ Philip Cook

Alvin Bledsoe	Jeff Cook	Philip Cook

/s/ Glenn Darden	/s/ Thomas F. Darden	/s/ Philip D. Gettig

Glenn Darden	Thomas F. Darden	Philip D. Gettig

/s/ John Regan	/s/ John W. Somerhalder II

John Regan	John W. Somerhalder II